ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MAY 26, 2025 AND

THE PROSPECTUS DATED september 6, 2024)

REGISTRATION NO. 333-281977

May 30, 2025

Aflac incorporated

¥35,000,000,000 1.726% SENIOR NOTES DUE 2030

¥23,400,000,000 2.003% SENIOR NOTES DUE 2032

¥9,500,000,000 2.369% SENIOR NOTES DUE 2035

¥7,000,000,000 2.779% SENIOR NOTES DUE 2040

final term sheet

Dated May 30, 2025

Issuer:	Aflac Incorporated
Securities:	1.726% Senior Notes due 2030 (the “2030 Notes”) 2.003% Senior Notes due 2032 (the “2032 Notes”) 2.369% Senior Notes due 2035 (the “2035 Notes”) 2.779% Senior Notes due 2040 (the “2040 Notes”)
Ratings (Moody’s / S&P / JCR)*:	A3 (stable) / A- (stable) / AA- (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	May 30, 2025
Settlement Date (T+4)**:	June 5, 2025
Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Joint Book-Running Managers:	Mizuho Securities USA LLC, Morgan Stanley & Co. International plc, SMBC Nikko Securities America, Inc.
Passive Book-Running Managers:	Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc., BNY Mellon Capital Markets, LLC, Cabrera Capital Markets LLC, CastleOak Securities, L.P., Citigroup Global Markets Limited, Drexel Hamilton, LLC, J.P. Morgan Securities plc, PNC Capital Markets LLC, R. Seelaus & Co., LLC
Principal Amount:	¥35,000,000,000 (2030 Notes) ¥23,400,000,000 (2032 Notes) ¥9,500,000,000 (2035 Notes) ¥7,000,000,000 (2040 Notes)
Underwriting Discount:	0.350% (2030 Notes) 0.400% (2032 Notes) 0.450% (2035 Notes) 0.600% (2040 Notes)

Maturity Date:	October 18, 2030 (2030 Notes) (short last coupon) December 14, 2032 (2032 Notes) (long last coupon) June 5, 2035 (2035 Notes) June 5, 2040 (2040 Notes)
Coupon:	1.726% (2030 Notes) 2.003% (2032 Notes) 2.369% (2035 Notes) 2.779% (2040 Notes)
Reference Rate:

0.926% (equivalent to the interpolated rate using 5-year and 6-year Swap Mid Rates on Bloomberg TFPR18, rounded up to three decimal places) (2030 Notes)

1.053% (equivalent to the interpolated rate using 7-year and 8-year Swap Mid Rates on Bloomberg TFPR18, rounded up to three decimal places) (2032 Notes)

1.219% (equivalent to 10-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2035 Notes)

1.579% (equivalent to 15-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2040 Notes)

Spread to Reference Rate:	+ 80 bps (2030 Notes) + 95 bps (2032 Notes) + 115 bps (2035 Notes) + 120 bps (2040 Notes)
Yield to Maturity:	1.726% (2030 Notes) 2.003% (2032 Notes) 2.369% (2035 Notes) 2.779% (2040 Notes)
Public Offering Price:	100.000% of principal amount (2030 Notes, 2032 Notes, 2035 Notes, 2040 Notes)
Proceeds, Before Expenses:	¥74,599,150,000
Interest Payment Dates:

Semi-annually in arrears on June 5 and December 5, commencing on December 5, 2025 for the 2030 Notes, except that the final interest payment date in 2030 shall be the maturity date

Semi-annually in arrears on June 5 and December 5, commencing on December 5, 2025 for the 2032 Notes, except that the final interest payment date in 2032 shall be the maturity date

Semi-annually in arrears on June 5 and December 5, commencing on December 5, 2025 for the 2035 Notes

Semi-annually in arrears on June 5 and December 5, commencing on December 5, 2025 for the 2040 Notes

Par Call:	On or after July 18, 2030 (2030 Notes) On or after September 14, 2032 (2032 Notes) On or after December 5, 2034 (2035 Notes) On or after December 5, 2039 (2040 Notes)
Day Count:	30/360
Business Day Centers:	New York, London, Tokyo
Governing Law:	New York
CUSIP/ISIN/Common Code:

001055 CB6 / XS3084329393 / 308432939 (2030 Notes)

001055 CC4 / XS3084329807 / 308432980 (2032 Notes)

001055 CD2 / XS3084330136 / 308433013 (2035 Notes)

001055 CE0 / XS3084330300 / 308433030 (2040 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about June 5, 2024, which is the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one New York business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the New York business day, before June 5, 2025 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-212-224-5135 or by email at prospectus@smbcnikko-si.com.

UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA or the United Kingdom.

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